Exhibit 32.2
CERTIFICATE OF
PRINCIPAL FINANCIAL OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Bruce R. Knooihuizen, Executive Vice President, Chief Financial Officer and principal financial officer of Dobson Communications Corporation (the “Company”), hereby certify that to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and nine months ended September 30, 2005, (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2005, and the results of the Company’s operations for the three and nine months ended September 30, 2005.
November 9, 2005

/S/ BRUCE R. KNOOIHUIZEN
Bruce R. Knooihuizen
Executive Vice President, Chief Financial Officer and principal financial officer